EXHIBIT 99.1

E. Larry Ryder Joins Hooker Furniture Board of Directors

MARTINSVILLE, Va., Feb. 3, 2011 (GLOBE NEWSWIRE) -- The Board of Directors of Hooker Furniture (Nasdaq:HOFT) has elected E. Larry Ryder as a new director on the company's board. Ryder, who was in senior management with Hooker for 34 years and recently retired from his role as chief financial officer and executive vice president of finance and administration, will join the board immediately.

"The Board of Directors believes it will be extremely beneficial for Hooker Furniture to have Larry's continued involvement at the company in this new and different capacity," said Paul Toms, chairman, chief executive officer and president. "In making this decision, the Board carefully considered the limitations that apply to a non-independent director. However, the Board concluded that Larry's familiarity with our company strategy, operations, board deliberations and personnel, along with his knowledge of our industry and the investment community, will enable him to make important and immediate contributions as a Board member. We greatly value Larry's input and insights and look forward to the significant contributions he will make on the many Board matters in which he will participate."

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2010 shipments to U.S. retailers, Hooker Furniture Corporation is an 86-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold  under the Hooker Furniture brand , and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand.  Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization.  Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

CONTACT:  Paul B. Toms Jr., Hooker Furniture
          Chairman, Chief Executive Officer
           and President; phone: (276) 632-2133